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                                      EXHIBIT 11
                               CRAGAR INDUSTRIES, INC.
                      SCHEDULE OF COMPUTATION OF LOSS PER SHARE


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

                                                               Three Months Ended September 30,     Nine Months Ended September 30,
                                                               -------------------------------     -------------------------------
                                                                    1998              1997              1998               1997
                                                               -------------     ------------      ------------       -------------
LOSS PER SHARE

Net loss                                                       $ (1,349,815)     $ (4,244,565)     $ (2,276,337)      $ (3,962,243)
Less: Preferred stock dividends in arrears                          (39,375)             -              (96,250)              -
                                                               -------------     ------------      ------------       -------------
Loss available to common stockholders                          $ (1,389,190)     $ (4,244,565)     $ (2,372,587)      $ (3,962,243)
                                                               -------------     ------------      ------------       -------------
                                                               -------------     ------------      ------------       -------------
Basic EPS - weighted average shares outstanding                   2,453,990         2,327,001         2,453,990          2,296,707
                                                               -------------     ------------      ------------       -------------
                                                               -------------     ------------      ------------       -------------
Basic loss per share                                           $      (0.57)     $      (1.82)     $      (0.97)      $      (1.73)
                                                               -------------     ------------      ------------       -------------
                                                               -------------     ------------      ------------       -------------

Basic EPS - weighted average shares outstanding                   2,453,990         2,327,001         2,453,990          2,296,707

Effect of diluted securities:
   Warrants and stock options (1)                                         -                -               -                    -
   Convertible preferred stock (1)                                        -                -               -                    -
                                                               -------------     ------------      ------------       -------------
Diluted EPS - Weighted average shares outstanding                 2,453,990         2,327,001         2,453,990          2,296,707
                                                               -------------     ------------      ------------       -------------
                                                               -------------     ------------      ------------       -------------
Diluted loss per share                                             $  (0.57)         $  (1.82)         $  (0.97)          $  (1.73)
                                                               -------------     ------------      ------------       -------------
                                                               -------------     ------------      ------------       -------------
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(1) The Company's outstanding stock options, warrants, and convertible stock have an antidilutive effect on net loss per share. As a result, such amounts have been excluded from the computations of diluted loss per share.